Contact:
Dan A.  Chila, EVP and Chief Financial Officer
(856) 691-7700

                   SUN BANCORP, INC - 2003 MOMENTUM CONTINUES

                         SUN BANCORP COMPLETES ISSUANCE
                      OF $40 MILLION OF CAPITAL SECURITIES


VINELAND, N.J., December 22, 2003 - Sun Bancorp, Inc. (NASDAQ: SNBC) announced it completed the issuance of $40 million aggregate principal amount of Pooled Floating Rate Capital Securities. On December 18, 2003 Sun completed a $15 million issuance placed by Credit Suisse First Boston with RBC Capital Markets as the introducing agent, and on December 19, 2003 Sun closed a $25 million issuance placed by Sandler O'Neill & Partners L.P. The securities mature in 30 years and are redeemable by the Company after five years. The securities pay an interest rate of 2.80% over three month LIBOR and reset quarterly. The proceeds will be used to redeem approximately $30 million of 8.875% Sun Capital Trust II Preferred Securities ("Sun Trust II Securities ") on December 31, 2003 and for general corporate purposes. In connection with the redemption of the Sun Trust II Securities, the Company will recognize in the fourth quarter a debt extinguishment charge from the write down of the unamortized debt issuance costs of the called securities in the amount of $686,000, which is net of the tax effect of $369,000 (approximately $0.05 per diluted share).

         Sun Bancorp, Inc. is located in Vineland, New Jersey. Its primary subsidiary is Sun National Bank, serving customers through 78 Community Banking Centers in Southern and Central New Jersey, in the contiguous New Castle County market in Delaware, and in Philadelphia, Pennsylvania. The deposits of the Bank
are  insured  up  to  the  legal  maximum  by  the  Federal  Deposit   Insurance
Corporation. For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnb.com.
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         The  foregoing  material  may contain  forward-looking  statements.  We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Sun Bancorp, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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